MIGENIX Inc. BC Research Complex 3650 Wesbrook Mall Vancouver, BC V6S 2L2 Canada
|NEWS RELEASE|

FOR IMMEDIATE RELEASE

MIGENIX Raises $8.8 Million

Vancouver, BC, CANADA – May 4, 2006 – MIGENIX Inc. (TSX: MGI; OTC: MGIFF), a clinical-stage developer of drugs for infectious and degenerative diseases, has raised $8.8 million through the sale of a partial royalty interest (the “Royalty Conversion Units”) to US-based investment funds. The investment was led by the Biotechnology Value Fund, L. P., with Fort Mason Capital, and Southpoint Capital Advisors also participating. The royalties relate to the Company’s license agreements (the “License Agreements”) with Cadence Pharmaceuticals (CPI-226 in Phase III for prevention of catheter–related catheter infections) and Cutanea Life Sciences (MX-594AN for dermatological conditions).

Proceeds will be used to fund the MX-3253 Phase II viral kinetics combination therapy clinical trial for the treatment of hepatitis C virus (HCV) infections, the advancement of MX-2401 for serious Gram positive infections, and for general corporate purposes. With the completion of this transaction, the Company’s financial resources are expected to fund operations into the third quarter of calendar 2007.

James M. DeMesa, M.D., President and CEO of MIGENIX commented, “We are happy with the interest and support we received from the US-based purchasers, including our largest shareholder, Biotechnology Value Fund. In putting this transaction together we feel we have created a win-win situation for all parties. The funds from this transaction, along with our current cash resources, gives us approximately $17 million in cash, which can take us through our next several important milestones – namely, two Phase II clinical results in our MX-3253 program later this year and a Phase III clinical result for CPI-226 in the first half of 2007, which can lead to regulatory submissions for market approval in the US and Europe for CPI-226.  The successful completion of these milestones should be significant value drivers for us and allow us to start receiving the first part of the potential US$30 million in milestone payments from our partner in the CPI-226 program, Cadence Pharmaceuticals”.

The transaction was fully subscribed with the buyers acquiring 29,465 Royalty Conversion Units at a purchase price of $300 per unit. Each unit represents the holder’s portion of the royalties purchased under the License Agreements, up to $1,000 per unit (75% of royalties received until $300 paid per unit paid; 50% of royalties received for next $300 per unit; 25% of royalties received for last $400 per unit). The units can be converted at the option of the holder into MIGENIX common shares (initially 600 common shares per unit based on conversion price of $0.50 per common share, with the number of common shares reduced proportionately for royalties received by the unit holders). Additionally, the Company has an option to convert the units into common shares under certain circumstances. The Company has provided the buyers (through a trustee) with a first-lien security interest over certain assets of the Company relating to the License Agreements.

Rodman & Renshaw, LLC. acted as placement agent in the United States for the transaction. The agent will receive a cash fee and warrants for the purchase of 883,950 MIGENIX common shares at a price of $0.50 per share, exercisable on or before May 3, 2009.

The securities sold under this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from those registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

MIGENIX Inc. – NEWS RELEASE – May 4, 2006                                                            Page 2 of 2

About MIGENIX

MIGENIX is committed to advancing therapy, improving health, and enriching life by developing and commercializing drugs in the areas of infectious and degenerative diseases. The Company's clinical programs include drug candidates for the treatment of chronic hepatitis C infections (Phase II), the prevention of catheter-related infections (Phase III), the treatment of neurodegenerative diseases (Phase I) and the treatment of acne (Phase II). MIGENIX is headquartered in Vancouver, British Columbia, Canada with US operations in San Diego, California. Additional information can be found at www.migenix.com.

“Jim DeMesa”

James M. DeMesa, M.D.

President & CEO

CONTACTS

Art Ayres MIGENIX Inc. Tel: (604) 221-9666 Ext. 233 aayres@migenix.com	Dian Griesel, Ph.D. Investor Relations Group Tel: (212) 825-3210 Theproteam@aol.com

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain forward-looking statements or information under applicable Canadian and United States securities legislation. All statements or information other than statements of historical fact may be deemed to be forward-looking statements or information. Forward-looking statements frequently, but not always, use the words “intends”, “plans”, “believes”, “anticipates” or “expects” or similar words; that events “will”, “may”, “could” or “should” occur; and/or include statements or information concerning our strategies, goals, plans and expectations. Forward-looking statements or information in this news release include, but are not limited to statements or information concerning: the proceeds of the transaction being used by MIGENIX to fund the MX-3253 Phase II viral kinetics combination therapy clinical trial for the treatment of hepatitis C virus (HCV) infections, the advancement of MX-2401 for serious Gram positive infections, and for general corporate purposes; the Company’s financial resources being expected to fund operations into the third quarter of calendar 2007; two MX-3253 Phase II clinical trial results in calender 2006; a Phase III clinical result for CPI-226 in the first half of 2007, which can lead to regulatory submissions for market approval in the US and Europe for CPI-226; the successful completion of the MX-3253 and CPI-226 milestones should be significant value drivers for MIGENIX; and MIGENIX starting to receive the first part of the potential US$30 million in milestone payments from our partner in the CPI-226 program, Cadence Pharmaceuticals. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements or information and you should not place undue reliance on our forward-looking statements or information. Factors that could cause actual events or results expressed or implied by such forward looking statements to differ materially from any future results expressed or implied by such statements or information include, but are not limited to: uncertainties as to future expense levels and the possibility of unanticipated costs or expenses or cost overruns, the possibility that opportunities will arise that require more cash than presently anticipated and other uncertainties related to predictions of future cash requirements; dependence on corporate collaborations; uncertainties related to early stage of technology and product development; uncertainties as to the requirement that a drug be found to be safe and effective after extensive clinical trials and the possibility that the results of such trials, if commenced and completed, will not establish the safety or efficacy of our products; risks relating to requirements for approvals by government agencies such as the FDA and/or Health Canada before products can be tested in clinical trials and ultimately marketed; the possibility that such government agency approvals will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to advance development and/or market the product successfully; management of growth; dependence on key personnel; the possibility that we will not successfully develop any products; the possibility that advances by competitors will cause our proposed products not to be viable, the risk that our patents could be invalidated or narrowed in scope by judicial actions or that our technology could infringe the patent or other intellectual property rights of third parties; the possibility that any products successfully developed by us will not achieve market acceptance; and other risks and uncertainties which may not be described herein. Certain of these factors and other factors are described in detail in the Company's Annual Information Form and Annual Report on Form 20-F and other filings with the Canadian securities regulatory authorities and the U.S. Securities & Exchange Commission. Forward-looking statements are based on our current expectations and MIGENIX assumes no obligations to update such information to reflect later events or developments.

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.